Exhibit 99.2

News Release

B&W Names Bob McKinney Senior Vice President,
General Counsel and Corporate Secretary

(BARBERTON, Ohio - August 7, 2019) - Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”) (NYSE:BW) has appointed Robert (Bob) McKinney as Senior Vice President, General Counsel and Corporate Secretary, effective August 5, 2019. He joined the Company in 2015 and has served as Vice President, Assistant General Counsel and Assistant Corporate Secretary. Before joining B&W, Mr.
McKinney served as Vice President, Human Resources, Deputy General Counsel and Assistant Secretary at EnPro Industries, Inc., and as General Counsel for Tredegar Corporation. Prior to that, he served in a variety of legal roles of increasing responsibility at United Dominion Industries, Inc. He began his career at the law firm of Smith Helms Mulliss & Moore. He received a Bachelor of Arts from the University of North Carolina at Chapel Hill, a Master of Business Administration from the McColl School of Business at Queens University of Charlotte, and a Juris Doctor from Vanderbilt University Law School.

“Bob brings an extensive range of corporate, securities and transactional experience to his new position, having served in legal, human resources, compliance and corporate governance roles with several multinational industrial and engineering firms,” said Kenneth Young, B&W Chief Executive Officer. “We look forward to his continued leadership and expertise as we work to deliver sustainable revenue and income growth for our shareholders.”

Mr. McKinney succeeds J. André Hall, who has served as the Company’s General Counsel since July 2015. Though stepping down from the General Counsel role, Mr. Hall has agreed to serve as Special Advisor to the General Counsel during this transitional period.

“André has played a central role in many corporate events and transactions with significant legal implications during a period of uncertainty and challenge. On behalf of the entire management team, I want to thank André for his significant contributions and dedicated service,” Young continued. “We appreciate his willingness to remain engaged to help ensure a smooth transfer of responsibilities for this role.”

About B&W Enterprises
Headquartered in Barberton, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

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Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com